Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-217516 and No. 333-220165) of NCS Multistage Holdings, Inc. of our report dated November 13, 2017, relating to the consolidated financial statements of Spectrum Tracer Services, LLC, appearing in this Current Report on Form 8-K/A of NCS Multistage Holdings, Inc.

/s/ HoganTaylor LLP

Tulsa, Oklahoma

November 13, 2017